Exhibit 9.4

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), effective as of the effective date set forth on the signature page hereto (“Effective Date”), is entered into by the following:

(i)	the issuer set forth on the signature page hereto (“Issuer”); and

(ii)	the broker-dealer for Issuer’s offering set forth on the signature page hereto (“Manager”); and

(iii)	TMI Trust Company, as escrow agent (“TMI”).

For purposes of this Agreement: (a) the above parties other than and excluding TMI are referred to herein as “Issuer Party”; (b) references to “Issuer Party” in this Agreement shall include references to each Issuer Party individually, together and collectively, jointly and severally; and (c) Issuer Party, collectively with TMI, are referred to herein as the “Parties” and each, a “Party”.

The following Exhibits are incorporated by reference into this Agreement:

Exhibit A – Contingent Offering (if applicable)

Exhibit B – Fees and Expenses

Recitals

A. TMI Trust Company (TMI) is a Florida based trust company.

B. Issuer Party is engaging TMI to serve as escrow agent in connection with Issuer’s sale of debt, equity, or hybrid securities (“Securities”) in an offering exempt from registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), pursuant to Rule 506(c) of Regulation D and Regulation A (“Offering”).

C. In accordance with the private placement memorandum, offering memorandum or Form 1-A applicable to the Offering provided by Issuer Party for dissemination to investors in connection with the Offering (“Offering Document”), subscribers to the Securities (“Subscribers”) will be required to submit full payment for their respective investments at the time they enter into subscription agreements.

D. In accordance with the Offering Document, all payments by Subscribers subscribing for Securities shall be sent directly to TMI as escrow agent, and TMI by this Agreement agrees to accept, hold and disburse such funds deposited with it with respect thereto (“Escrow Funds”) in accordance with the terms of this Agreement. While this Agreement is intended to comply with Rule 15c2-4 of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and related SEC guidance and FINRA rules, TMI makes no representations as to the compliance of this Agreement with such rules and guidance.

F. TMI will be a participant in the Offering for the limited purpose of providing the escrow agent services described in this Agreement. TMI’s duties are solely those explicitly stated in this Agreement, and TMI accepts no other role and assumes no other responsibilities related to the Offering, including without limitation managing broker-dealer, placement agent, selling group member or referring broker-dealer.

In consideration of the mutual representations, warranties and covenants contained in this Agreement, the Parties, intending to incorporate the foregoing Recitals into this Agreement and to be legally bound, agree as follows:

Agreement

1. Definitions. Capitalized terms used in this Agreement and not otherwise defined above or elsewhere in this Agreement shall have the meanings as set forth below:

(a)	“ACH” means Automated Clearing House.

(b)	“Business Day” means a calendar day other than Saturday, Sunday, or any public holiday when banks are closed for business in Delaware, Pennsylvania, or Utah.

(c)	“Cash Investment” means an amount in US Dollars equal to (i) the number of Securities to be purchased by a Subscriber, multiplied by (ii) the offering price per Security as set forth in the Offering Document.

(d)	“Cash Investment Instrument” means, in full payment of the Cash Investment for the Securities to be purchased by a Subscriber, a check, money order or similar instrument made payable by Subscriber to the order of or endorsed to the order of:

TMI/_CWS Investments - Escrow Account
(Offering Name*) (Subscriber Name**)

or wire transfer or ACH transmitted by Subscriber to the following account (“Escrow Account”):

Institution: PNC Bank

ABA: 031000053 (Federal Wires)

ABA: 054000030

Account Name: TMI Trust Company Settlement

Account Number: 5303762486

For Further Credit To: CWS Investments

 (Offering Name*)

________________________

(Subscriber Name**)

*Offering Name as set forth on the signature page hereto.

**Subscriber Name as completed by Subscriber.

(e)	“Expiration Date” means 12 months from the Effective Date, unless mutually extended by the Parties in writing (which may be via email).

(f)	“Instruction Letter” means joint written instructions in a form acceptable to TMI and executed by Issuer Party directing TMI to the disburse the Escrow Funds to Issuer pursuant to Section 4(a).

(g)	“Minimum Offering” has the meaning as set forth on the signature page hereto.

(h)	“Minimum Offering Notice” means, if applicable to an Offering, a written notification in a form acceptable to TMI and signed by Issuer Party representing to TMI that: (i) subscriptions for at least the Minimum Offering have been received by Issuer; (ii) to the best of Issuer Party’s knowledge after due inquiry and review of Issuer Party’s records, Cash Investment Instruments in full payment for that number of Securities equal to or greater than the Minimum Offering have been received, deposited with and collected by TMI; (iii) such subscriptions have not been withdrawn, rejected or otherwise terminated; and (iv) Subscribers have no statutory or regulatory rights of rescission without cause or all such rights have expired.

(i)	“NACHA” means National Automated Clearing House Association.

(j)	“Subscription Accounting” means an accounting of all subscriptions for Securities received and accepted by Issuer Party as of the date of such accounting, indicating for each subscription Subscriber’s name and address, the number and total purchase price of subscribed Securities, the date of receipt by Issuer of the Cash Investment Instrument and notations of any nonpayment of the Cash Investment Instrument submitted with such subscription, any withdrawal of such subscription by Subscriber, any rejection of such subscription by Issuer Party or other termination, for whatever reason, of such subscription.

2. Appointment of Escrow Agent. Issuer Party hereby appoints TMI to serve as escrow agent, and TMI hereby accepts such appointment, in accordance with the terms of this Agreement. Issuer Party shall take all necessary steps to assure that all funds necessary to consummate the Transaction are deposited into the Escrow Account. Issuer Party shall not receive interest on the Escrow Funds and the Escrow Account shall be a non-interest bearing account as to Issuer Party.

3.	Deposits into Escrow Account.

(a)	Issuer Party shall direct Subscribers to, and Subscribers shall, directly deliver to TMI all Cash Investment Instruments for deposit in the Escrow Account. Each such direction shall be accompanied by a Subscription Accounting.

ALL FUNDS DEPOSITED INTO THE ESCROW ACCOUNT PURSUANT TO THIS SECTION 3 SHALL REMAIN THE PROPERTY OF EACH SUBSCRIBER ACCORDING TO SUCH SUBSCRIBER’S INTEREST AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY TMI OR BY JUDGMENT OR CREDITORS’ CLAIMS AGAINST ISSUER PARTY UNTIL RELEASED OR ELIGIBLE TO BE RELEASED TO ISSUER IN ACCORDANCE WITH SECTION 4(a). ISSUER PARTY SHALL NOT RECEIVE CASH INVESTMENT INSTRUMENTS DIRECTLY FROM SUBSCRIBERS.

(b)	Issuer Party understands and agrees that all Cash Investment Instruments received by TMI pursuant to this Agreement are subject to collection requirements of presentment, clearing and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. TMI shall process each Cash Investment Instrument for collection promptly upon receipt, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Section 4. If, upon presentment for payment, any Cash Investment Instrument is dishonored, TMI’s sole obligation shall be to notify Issuer Party of such dishonor and, if applicable, to return such Cash Investment Instrument to Subscriber. Notwithstanding, if for any reason any Cash Investment Instrument is uncollectible after payment or disbursement of the funds represented thereby has been made by TMI, Issuer Party shall immediately reimburse TMI upon receipt from TMI of written notice thereof, including, without limitation, any fees or expenses with respect thereto, which TMI may collect from Issuer Party pursuant to Section 10.

(c)	Upon receipt of any Cash Investment Instrument that represents payment of an amount less than or greater than the Cash Investment, TMI’s sole obligation shall be to notify Issuer Party, depending upon the source of the of the Cash Investment Instrument, of such fact and to pay to Subscriber by the same method the amount of the Cash Investment received by TMI from such Subscriber or return to Subscriber such Subscriber’s Cash Investment Instrument upon receipt from Subscriber of any required payment instructions; provided that amounts in excess of $25,000 will be returned via wire transfer upon confirmation by TMI of Subscriber’s account information.

(d)	TMI shall not be obligated to accept, or present for payment, any Cash Investment Instrument that is not properly made payable or endorsed as set forth in Section 1(d).

(e)	Issuer Party shall, or cause Subscriber to, provide TMI with information sufficient to effect such return to Subscriber as outlined in this Section 3, including, without limitation, updated payment information in the event a return to Subscriber for any reason cannot be made by the same method as received by TMI.

(f)	In the event any Party other than TMI receives a Cash Investment Instrument, such Party agrees to promptly, and in no event later than one Business Day after receipt, deliver such Cash Investment Instrument to TMI for deposit into the Escrow Account.

4.	Disbursement of Escrow Funds.

(a)	Subject to Section 3(b) and Section 10, TMI shall disburse in accordance with the Instruction Letter the liquidated value of the Escrow Funds from the Escrow Account to Issuer by wire transfer no later than one Business Day following receipt of the following documents:

i.	Minimum Offering Notice

ii.	Subscription Accounting substantiating the fulfillment of the Minimum Offering;

iii.	Instruction Letter; and

iv.	such other certificates, notices or other documents as TMI may reasonably require.

provided that TMI shall not be obligated to disburse the liquidated value of the Escrow Funds to Issuer if TMI has reason to believe that (A) Cash Investment Instruments in full payment for that number of Securities equal to or greater than the Minimum Offering have not been received, deposited with and collected by TMI, or (B) any of the information or the certifications, representations, warranties or opinions set forth in the Minimum Offering Notice, Subscription Accounting, Instruction Letter or other certificates, notices or other documents are incorrect or incomplete. After the initial disbursement of Escrow Funds to Issuer pursuant to this Section 4(a), TMI shall disburse any additional funds received with respect to the Securities to Issuer by wire transfer no later than one Business Day after TMI receives from or on behalf of Issuer (1) Issuer’s request for closing and (2) Issuer’s written verification that the subscriptions therefor are in good order.

Any ACH transaction must comply with all applicable laws, rules, regulations, codes and orders of applicable governmental, regulatory, judicial and law enforcement authorities and self-regulatory authorities (collectively, “Law”), including, without limitation, NACHA’s operating rules that apply to the ACH network as in effect from time to time. TMI is not responsible for errors in the completion, accuracy or timeliness of any transfer properly initiated by TMI in accordance with joint written instructions occasioned by the acts or omissions of any third party financial institution or a party to the transaction, or the insufficiency or lack of availability of funds on deposit in any account.

(b)	No later than three Business Days after receipt from Subscriber of any required payment instructions and receipt by TMI of written notice: (i) from Issuer Party that Issuer Party intends to reject a Subscriber’s subscription; (ii) from Issuer Party that there will be no closing of the sale of Securities to Subscribers; (iii) from any federal or state regulatory authority that any application by Issuer to conduct a banking business has been denied; or (iv) from the SEC or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and has remained in effect for at least 20 days, TMI shall pay to each Subscriber by the same method the amount of the Cash Investment received by TMI from such Subscriber or return to Subscriber such Subscriber’s Cash Investment Instrument; provided that amounts in excess of $25,000 will be returned via wire transfer upon confirmation by TMI of Subscriber’s account information.

(c)	Notwithstanding anything to the contrary contained herein, if TMI shall not have received an Instruction Letter on or before the Expiration Date or the Termination Date (as defined below), subject to Section 5, TMI shall, within three Business Days after such Expiration Date or Termination Date and receipt from Subscriber of any required payment instructions, and without any further instruction or direction from Issuer Party, pay to each Subscriber by the same method the amount of the Cash Investment received by TMI from such Subscriber or return to Subscriber such Subscriber’s Cash Investment Instrument; provided that amounts in excess of $25,000 will be returned via wire transfer upon confirmation by TMI of Subscriber’s account information.

(d)	Issuer Party shall, or cause Subscriber to, provide TMI with information sufficient to effect such payment or return to Subscriber as outlined in this Section 4, including, without limitation, updated payment information in the event a payment or return to Subscriber for any reason cannot be made by the same method as received by TMI.

5. Suspension of Performance or Disbursement Into Court. If, at any time, (a) there shall exist any dispute between Issuer Party, TMI, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of TMI hereunder, or (b) TMI is unable to determine, to TMI’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Funds or TMI’s proper actions with respect to its obligations hereunder, or (c) Issuer Party has not within 30 days of TMI’s notice of resignation pursuant to Section 7 appointed a successor TMI to act hereunder, then TMI may, in its reasonable discretion, take either or both of the following actions: (i) suspend the performance of any of its obligations (including, without limitation, any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of TMI or until a successor escrow agent shall have been appointed (as the case may be); or (ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to TMI, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by Law, pay into such court all funds held by it in the Escrow Funds for holding and disposition in accordance with the instructions of such court. TMI shall have no liability to Issuer Party, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of TMI.

6. No Commingling, Investment of Funds, or Interest to Issuer Party. TMI shall not: (a) commingle Escrow Funds received by it in escrow with funds of others that are not Escrow Funds, including funds received by TMI in escrow in connection with any other offering of debt, equity, or hybrid securities; or (b) invest such Escrow Funds. The Escrow Funds will be held in the Escrow Account, which shall not accrue interest in favor of Issuer Party or any Subscriber.

7. Resignation of TMI. TMI may resign and be discharged from the performance of its duties hereunder at any time by giving 10 days prior written notice to Issuer Party specifying a date when such resignation shall take effect. Upon any such notice of resignation, Issuer Party shall appoint a successor escrow agent hereunder prior to the effective date of such resignation. The retiring escrow agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor escrow agent, after making copies of such records as the retiring escrow agent deems advisable. After any retiring escrow agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was escrow agent under this Agreement. Any corporation or association into which TMI may be merged or converted or with which it may be consolidated shall be the escrow agent under this Agreement without further act.

8.	Role of TMI as Escrow Agent.

(a)	TMI’s sole responsibility as a participant in the Offering under this Agreement shall be for the safekeeping and disbursement of the Escrow Funds as escrow agent, in accordance with the terms hereto. TMI shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. TMI may rely upon any notice, instruction, request, or other instrument, not only as to its due execution, validity, and effectiveness, but also as to the truth and accuracy of any information contained therein, which TMI shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. TMI shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines by final unappealed or non-appealable order pursuant to Section 20(a) that TMI’s fraud or gross negligence was the primary cause of any Losses (as defined below) to Issuer Party.

(b)	TMI shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Offering Document, or to appear in, prosecute or defend any such legal action or proceeding.

(c)	TMI shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including, without limitation, the Offering Document. Without limiting the generality of the foregoing, TMI shall not be responsible for or required to enforce any of the terms or conditions of any subscription agreement with any Subscriber or any other agreement between Issuer Party or any Subscriber. TMI shall not be responsible or liable in any manner for the performance by Issuer or any Subscriber of their respective obligations under any subscription agreement nor shall TMI be responsible or liable in any manner for the failure of Issuer Party or any third party (including any Subscriber) to honor any of the provisions of this Agreement.

(d)	TMI is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by TMI of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, TMI is authorized, in its reasonable discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if TMI complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Notwithstanding the foregoing, to the extent legally permissible, TMI shall provide Issuer Party with prompt notice of any such court order or similar demand and the opportunity to interpose an objection or obtain a protective order.

(e)	TMI may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Issuer Party shall promptly pay, upon demand, the fees, and expenses of any such counsel.

(f)	By this Agreement, Subscribers are not customers of TMI and TMI shall have no obligation to determine a Subscriber’s suitability to participate in the Offering, whether the Offering complies with Law, verify a Subscriber’s identity, or perform anti-money laundering, know your customer or other due diligence, such responsibilities being obligations of Issuer Party or Issuer Party’s agents. Any further participation by TMI in the Offering (if any) other than to provide the escrow services as set forth in this Agreement shall be governed by separate agreement.

(g)	TMI makes no representation, warranty, or covenant as to the compliance of any transaction related to the escrow with any Law. TMI shall not be responsible for the application or use of any funds released from the Escrow Account pursuant to this Agreement.

9.	Indemnification of TMI.

(a)	Issuer Party (including Issuer Party’s affiliates, collectively, the “Indemnifying Party”) agrees (and agrees to cause the other Indemnifying Parties) jointly and severally and at their own cost and expense to indemnify, defend and hold harmless TMI and its affiliates and their respective directors, officers, employees, agents, representatives, advisors and consultants, and their respective successors and assigns (each, an “TMI Parties”), to the fullest extent permitted by Law, from and against (and no TMI Party shall be liable for) any Losses, joint or several, in connection with all actions (including equity owner actions), claims, disputes, inquiries, indemnification, proceedings, investigations and other legal process regardless of the source (collectively, “Actions”) arising out of or relating to the offering of securities, this Agreement, the provision of TMI’s services hereunder or the engagement of TMI hereunder (including, without limitation, any breach or alleged breach of this Agreement or any representation, warranty or covenant herein, any breach or alleged breach of Law or any rejection of a Cash Investment, or the suspension of performance or disbursement into court pursuant to Section 5), and will reimburse TMI Parties for all expenses (including attorneys’ fees) as they are incurred by TMI Parties in connection with investigating, preparing, defending or appearing as a third party witness in connection with any such Action whether or not related to a pending or threatened Action in which TMI is a party. Notwithstanding, Issuer Party will not be responsible for any Losses that are finally judicially determined by unappealed or non-appealable order pursuant to Section 20(a) to have resulted primarily from TMI’s fraud or gross negligence, and TMI agrees to immediately refund any payments made to an TMI Party upon such determination. “Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including, without limitation, reasonable attorneys’ fees, the costs of enforcing any right hereunder, the costs of pursuing any insurance providers, the costs of collection and the costs of defending against or appearing as a witness, whether direct, indirect, consequential or otherwise. Indemnifying Parties shall pay to TMI Parties all amounts due under this Section 9 promptly after written demand therefor.

(b)	In the event that Escrow Agent performs any service not specifically provided hereinabove, or that there is any assignment or attachment of any interest in the subject matter of this escrow or any modification thereof, or that any controversy arises hereunder, or that Escrow Agent is made a party to, or intervenes in, any dispute pertaining to this escrow or the subject matter hereof, Escrow Agent shall be reasonably compensated therefor and reimbursed for all costs and expenses occasioned thereby; and Issuer Party hereto agree jointly and severally to pay the same and to jointly and severally and at their own cost and expense release, indemnify, defend and hold harmless the TMI Parties pursuant to subsection (a) above, it being understood and agreed that Escrow Agent may interplead the subject matter of this escrow into any court of competent jurisdiction, and the act of such interpleader shall immediately relieve Escrow Agent of any duties, liabilities or responsibilities.

(c)	For the sole purpose of enforcing and otherwise giving effect to the provisions of this Section 9, Issuer Party hereby consents to personal jurisdiction and service and venue in any court in which any claim that is subject to this Agreement is brought against any TMI Party.

(d)	If an Action is commenced or threatened and is ultimately settled, Issuer Party shall use its best efforts to cause TMI, by name, and the other TMI Parties, by description, to be included in any release or settlement agreement, whether or not TMI and the other TMI Parties are named as defendants in such Action.

10.	Compensation to TMI.

(a)	Issuer Party shall pay or cause to be paid to TMI for its services as escrow agent as outlined in Exhibit B, which may be updated from time to time by TMI by providing written notice to Issuer Party. Issuer Party’s obligation to pay such fees to TMI and reimburse TMI for such expenses is not conditioned upon a successful closing. Upon Issuer Party’s request, TMI will provide Issuer Party with copies of all relevant invoices, receipts or other evidence of such expenses. The obligations of Issuer Party under this Section 10 shall survive any termination of this Agreement and the resignation or removal of TMI.

(b)	All of the compensation and reimbursement obligations shall be payable by Issuer Party upon demand by TMI and will be charged automatically by TMI via ACH or federal wire or as otherwise agreed by the Parties. Issuer Party consents to TMI retaining and using Issuer Party’s payment information for future invoices and as provided in this Agreement. Issuer Party agrees and acknowledges that TMI and its third party vendors may retain and use Issuer Party’s payment information to facilitate the payments provided for in this Agreement. Issuer Party agrees to provide TMI written notice (which may be via email) of any update or changes to Issuer Party’s payment information. Absent current payment information, Issuer Party shall make, or cause to be made, all payments to TMI within 10 days of receiving an invoice therefor. All payments made to TMI shall be in US dollars in immediately available funds.

(c)	If Issuer Party fails to make any payment when due then, in addition to all other remedies that may be available: (a) TMI may charge interest on the past due amount at the rate of 1.5% per month, calculated daily and compounded monthly, or if lower, the highest rate permitted under Law, which Issuer Party shall pay; such interest may accrue after as well as before any judgment relating to collection of the amount due; and (b) Issuer Party shall reimburse, or cause to be reimbursed, TMI for all costs incurred by TMI in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees; provided that cumulative late payments are subject to the overall limits as may be required by Law as set forth in Exhibit B.

(d)	TMI is authorized to and may disburse from time to time, to itself or to any TMI Party from the Escrow Funds (but only to the extent of Issuer Party’s rights thereto), the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which TMI or any TMI Party is entitled to seek indemnification pursuant to Section 9 hereof). TMI shall notify Issuer Party of any disbursement from the Escrow Funds to itself or to any TMI Party in respect of any compensation or reimbursement hereunder and shall furnish to Issuer copies of all related invoices and other statements. Notwithstanding, no disbursement shall be made pursuant to this subsection until the Minimum Offering has been met and otherwise in compliance with Law, including, without limitation, Rule 15c2-4 of the Exchange Act and related SEC guidance and FINRA rules.

(e)	Issuer Party hereby grants to TMI and the TMI Parties a security interest in and lien upon the Escrow Funds (to the extent of Issuer Party’s rights thereto) to secure all obligations hereunder, and TMI and the TMI Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds (to the extent of Issuer’s rights thereto.) If for any reason the Escrow Funds available to TMI and the TMI Parties pursuant to such security interest or right of offset are insufficient to cover such compensation and reimbursement, Issuer Party shall promptly pay such amounts to TMI and the TMI Parties upon receipt of an itemized invoice. Notwithstanding, no security interest or offset shall be granted pursuant to this subsection until the Minimum Offering has been met and otherwise in compliance with Law, including, without limitation, Rule 15c2-4 of the Exchange Act and related SEC guidance and FINRA rules.

11.	Representations and Warranties.

(a)	Issuer Party jointly and severally represents, warrants, and covenants to TMI as of the Effective Date and at all times during the Term, including, without limitation, at the time of any deposit to or disbursement from the Escrow Funds:

i.	Issuer Party is an entity duly organized, validly existing and in good standing under the laws of the state where it was formed. Issuer Party has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it. Issuer Party is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on Issuer Party or Issuer Party’s business.

ii.	Issuer Party has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by Issuer Party and constitutes the legal, valid, binding, and enforceable obligation of Issuer Party, enforceable against Issuer Party in accordance with its terms. The execution, delivery and performance of this Agreement does not and will not: (A) conflict with or violate any of the terms of any organizational or governance document, stakeholder agreement, any court order or administrative ruling or decree to which it is a party or any of its property is subject, any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject or any Law; or (B) conflict with, or result in a breach or termination of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which Issuer Party is bound or to which any property of Issuer Party is subject, or constitute a default thereunder. The execution, delivery and performance of this Agreement is consistent with and accurately described in the Offering Document as set forth in Section 4(b) and Section 4(c) and has been properly described therein.

iii.	Issuer Party acknowledges that the status of TMI is that of agent only for the limited purposes set forth herein to provide escrow services, and in the case of an Offering pursuant to Regulation Crowdfunding, TMI will be the “qualified third party”, as defined in Rule 303(e)(2) of the Securities Act, and hereby represents and covenants that no representation or implication shall be made that TMI has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investment therein and that the name of TMI has not and shall not be used in any manner in connection with the offer or sale of the Securities other than to state that TMI has agreed to serve as escrow agent for the limited purposes set forth herein. Issuer Party shall comply with all Law in connection with the offering of the Securities. By this Agreement, TMI accepts no other role and assumes no other responsibilities related to the Offering, including, without limitation, managing brokerdealer, placement agent, selling group member or referring broker-dealer.

iv.	Issuer Party has the obligation to, and shall, determine a Subscriber’s suitability to participate in the Offering, make sure the Offering complies with Law and the Offering Document, verify a Subscriber’s identity, and perform anti-money laundering, know your customer and any other due diligence in connection with the transactions contemplated by the Offering. The Offering and any offer or sale in the Offering complies with or is exempt from all applicable registrations or qualification requirements, including, without limitation those of the SEC or state securities regulatory authorities.

v.	No person or entity other than the Parties and the prospective Subscribers have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

vi.	Any deposit with TMI by TMI and/or Issuer Party of Cash Investment Instruments pursuant to Section 3 shall be deemed a representation and warranty by Issuer Party that such Cash Investment Instrument represents a bona fide sale to such Subscriber of the amount of Securities set forth therein in accordance with the terms of the Offering Document.

vii.	To the extent Issuer Party will be sharing personal or financial information of a third party with TMI in connection with this Agreement, Issuer Party shall maintain and obtain the agreement of each such third party, which shall permit the sharing of such third party’s information with TMI and its affiliates and service providers for TMI and its affiliates and service providers to use, disclose and retain it in connection with this Agreement and the provision of the services hereunder and as required by Law. TMI shall be a third party beneficiary to such agreement.

viii.	Issuer Party’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time Issuer Party provides TMI with any instructions in connection with the Escrow Account. Issuer Party shall immediately notify TMI if any representation, warranty, or covenant ceases to be true, correct, accurate and complete.

ix.	Issuer Party shall provide TMI with immediate notice of any Action (as defined below), threatened Action or facts or circumstances that could lead to any Action involving Issuer Party, its agents, or the Offering.

(b)	TMI represents, warrants, and covenants to Issuer Party as of the Effective Date and at all times during the Term, including, without limitation, at the time of any deposit to or disbursement from the Escrow Funds:

i.	TMI is an entity duly organized, validly existing and in good standing under the laws of the State of Florida.

ii.	TMI has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by TMI and constitutes the legal, valid, binding, and enforceable obligation of TMI, enforceable against TMI in accordance with its terms.

iii.	TMI’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time Issuer Party provides TMI with any instructions in connection with the Escrow Account. TMI shall promptly notify Issuer Party if any representation, warranty, or covenant ceases to be true, correct, accurate and complete.

12. Disclaimer of Advice. Issuer Party is TMI’s sole customer pursuant to this Agreement. By this Agreement, TMI is not undertaking to provide any recommendations or advice to any party, including any Subscriber who may be a retail investor, in connection with any offering of securities, TMI’s engagement hereunder or its provision of the services contemplated by this Agreement (including, without limitation, business, investment, solicitation, legal, accounting, regulatory or tax advice). Issuer Party understands that it will be solely responsible for ensuring that any offering and any sale of securities complies with all Law. Issuer Party acknowledges and agrees that it will rely on its own judgment in using TMI’s services.

13. Survival. Notwithstanding the expiration or termination of this Agreement or the resignation or removal of TMI as escrow agent, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance (or are required to implement such action or forbearance) after such expiration or termination, including, but not limited to, those related to fees and expenses, indemnities, limitations of and exclusions to TMI’s liability, warranties, choice of law, jurisdiction and dispute resolution and such provisions shall remain operative and in full force and effect and shall survive any disbursement of Escrow Funds and the expiration or termination of this Agreement. Except as the context otherwise requires, all representations, warranties and covenants of Issuer Party contained in this Agreement shall be deemed to be representations, warranties and covenants during the Term, and such representations, warranties and covenants shall remain operative and in full force and effect and shall survive the sale of, and payment for, the securities and the expiration or termination of this Agreement to the extent required for the enforcement thereof.

14. Assignment. Except as provided in Section 17, no Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or contract or otherwise, without each other Party’s prior written consent; provided TMI may assign or otherwise transfer its rights, or delegate or otherwise transfer its obligations or performance, under this Agreement pursuant to Section 7 or to an affiliated escrow agent without any other Party’s consent. Any purported assignment, delegation or transfer in violation of this Section 14 is void. Subject to this Section 14, this Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns irrespective of any change with regard to the name of or the personnel of any Party.

15. Entirety. This Agreement incorporates by reference TMI’s and its affiliates’ data privacy policies and website terms of use, as posted on TMI’s and its affiliates’ website from time to time, with which Issuer Party shall, and shall cause issuers to, comply. This Agreement (including all exhibits, all schedules and TMI’s and its affiliates’ data privacy policies and website terms of use) constitutes the sole and entire agreement between the Parties with respect to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of TMI with respect to the Escrow Funds and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the Parties relating to such subject matter.

16. Amendment; Waiver. Except as set forth in Section 7, Section 14 and Section 22, no amendment to or modification of this Agreement will be effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.	Term and Termination.

(a)	The term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant to any of this Agreement’s express provisions, will continue in effect until the first to occur of the final closing of the Offering and/or the disbursement of all amounts in the Escrow Funds or deposit of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof (“Term”), at which time this Agreement shall terminate and TMI shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds.

(b)	Notwithstanding, TMI may terminate this Agreement for cause immediately without notice to Issuer Party upon: (a) fraud, malfeasance or willful misconduct by Issuer Party or any of their affiliates; (b) conduct by Issuer Party or any of their affiliates that may jeopardize TMI’s current business, prospective business or professional reputation; (c) any material breach by Issuer Party of this Agreement if such breach is not cured within 10 days of receipt of written notice thereof (to the extent it can be cured), including, but not limited to, any failure to pay any amount under this Agreement when due; or (d) if Issuer Party ceases regular operations or files any petition or commences any case or proceeding under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code, or any other federal or state law relating to insolvency, bankruptcy or reorganization; the adjudication that Issuer Party is insolvent or bankrupt or the entry of an order for relief under the Federal Bankruptcy Code with respect to Issuer; an assignment for the benefit of creditors; the convening by Issuer Party of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Issuer Party generally to pay its debts on a timely basis. Any Party may terminate this Agreement for any other or no reason with 90 days’ prior written notice to each other Party.

(c)	No termination or expiration of this Agreement shall affect the ongoing obligations of Issuer Party to make payments to TMI in accordance with the terms hereunder and such obligations shall survive. Amounts that would have become payable had this Agreement remained in effect until expiration of the Term will become immediately due and payable upon termination, and Issuer Party shall pay or shall cause to be paid such amounts, together with all previously- accrued but not yet paid fees, on receipt of TMI’s invoice therefor or as otherwise set forth in Exhibit B, Section 9 or Section 10. In addition, Issuer Party shall remove any and all references to TMI from any Offering Document, cease use of TMI intellectual property and no longer refer to TMI in connection with the offering.

18. Dealings. TMI and any stockholder, director, officer or employee of TMI may buy, sell and deal in any of the securities of Issuer Party and become pecuniary interested in any transaction in which Issuer Party may be interested, and contract and lend money to Issuer and otherwise act as fully and freely as though it were not escrow agent under this Agreement. Nothing herein shall preclude TMI from acting in any other capacity for Issuer Party or any other entity.

19. Compliance with Law; Further Assurances. The Parties expressly agree that, to the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, they will reform the affected portion of this Agreement to comply with the change. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

20.	Choice of Law, Jurisdiction and Dispute Resolution.

(a)	This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to its choice of law, conflict of laws or “borrowing”, statutes, rules, principles, and precedent. The Parties irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the State of Utah, County of Salt Lake.

(b)	Each Party acknowledges and agrees that a breach or threatened breach by a Party of any of its obligations under this Agreement may cause any other Party irreparable harm for which monetary damages may not be an adequate remedy and agrees that, in the event of such breach or threatened breach, any other Party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies and any other remedies set forth in this Agreement are not exclusive and are cumulative in addition to all other remedies that may be available at law, in equity or otherwise.

(c)	TO THE FULLEST EXTENT PERMITTED BY LAW, THE COLLECTIVE AGGREGATE LIABILITY OF THE TMI PARTIES UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, TO ISSUER PARTY, ANY OTHER PARTY OR THIRD PARTY, UNDER ANY LEGAL OR EQUITABLE THEORY, WHETHER ARISING OUT OF TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT, STRICT LIABILITY, INDEMNIFICATION, BREACH OF STATUTORY DUTY, BREACH OF WARRANTY, RESTITUTION OR OTHERWISE, WHETHER BROUGHT DIRECTLY OR AS A THIRD PARTY CLAIM, SHALL BE LIMITED TO THE LESSER OF (A) $1,000 OR (B) THE AMOUNT OF FEES PAID BY ISSUER PARTY TO AND RECEIVED BY TMI DURING THE SIX MONTHS PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE ACCRUAL OF THE ACTION.

(d)	EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. To the full extent permitted by law, no legal proceeding shall be joined with any other or decided on a class-action basis.

(e)	Subject to Section 20(c), in any Action, by which one Party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non- prevailing Party will pay the prevailing Party’s costs and expenses, including, but not limited to, reasonable attorneys’ fees.

(f)	None of the TMI Parties shall be liable to any Issuer Party or to anyone else for any special, exemplary, indirect, incidental, consequential or punitive damages of any kind or for any costs of procurement of substitution of services or any lost profits, lost business, trading losses, loss of use of data or interruption of business or services arising out of this Agreement, including, without limitation, any breach of this Agreement or any services performed, regardless of the basis of liability.

(g)	At TMI’s or its affiliate’s determination, a breach under this Agreement by Issuer Party will constitute a default by Issuer Party or its affiliates under any other agreements any of them have then in effect with TMI or its affiliates and vice versa.

(h)	All rights and remedies of TMI in this Agreement will be in addition to all other rights and remedies available at law or in equity and shall survive any expiration or termination of this Agreement.

21. Notices; Consent to Electronic Communications. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (“notices”) have binding legal effect only if in writing and addressed to a Party as set forth on the signature page hereto (or to such other address that such Party may designate from time to time in accordance with this Section 21). Notices sent in accordance with this Section 21 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; or (c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. In addition, Issuer Party consents to the receipt of notices electronically via email.

22. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

23. Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and no Party shall have authority to contract for or bind any other Party in any manner whatsoever.

24. No Third Party Beneficiaries. Except as otherwise set forth in Section 9, this Agreement is for the sole benefit of the Parties and, subject to Section 14, their respective successors and assigns. Nothing herein, express, or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. TMI Parties shall be third party beneficiaries as set forth in Section 9.

25. Interpretation; Headings and References. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Further, the headings used in this Agreement and the references throughout to the policies and documents constituting this Agreement are for convenience only and are not intended to be used as an aid to interpretation. All such references are subject to the full text of such policies and documents. Any decision by TMI with respect to the interpretation or application of this Agreement shall be final and binding on Issuer Party.

26. Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed, and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. If one or more persons or entities constitute “Issuer Party”, as defined in the introductory paragraph, references to “Issuer Party” in this Agreement shall include references to each Issuer Party individually, together, and collectively, jointly, and severally.

27. Intellectual Property; Confidential Information. All trademarks, service marks, patents, copyrights, trade secrets, confidential information, and other proprietary rights of each Party shall remain the exclusive property of such Party, whether or not specifically recognized or perfected under Law. Issuer Party shall not use, disclose or retain confidential information (including personally identifiable information or other account information) of TMI Parties or any third parties that Issuer Party or its affiliates or their employees, directors, officers, consultants, independent contractors, advisors and auditors may receive or otherwise have access to in connection with the transactions contemplated by this Agreement copies of and disclose and use any data or information collected from or on behalf of any Issuer Party or otherwise up to and throughout this Agreement as may be required in connection with legal, financial or regulatory filings, audits, discussions or examinations or as otherwise required by Law.

28. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Upon execution and delivery of a counterpart to this Agreement by the Parties, each Party shall be bound by this Agreement. A signed copy of this Agreement by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

29.	Anti-Money Laundering.

(a)	Issuer Party acknowledges that TMI is subject to U.S. federal Law, including the CIP requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which TMI must obtain, verify, and record information that allows TMI to identify customers of TMI. Accordingly, TMI will ask Issuer Party to provide, and Issuer Party shall provide, certain information, including, but not limited to, name, physical address, tax identification number and other information that will help TMI to identify and verify Issuer Party’s identity, such as organizational documents, certificates of good standing, financial statements, licenses to do business or other pertinent identifying information.

(b)	(b) The Parties agree to comply with all applicable anti-money laundering Law and government guidance, including the reporting, recordkeeping, and compliance requirements of the Bank Secrecy Act, as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act, its implementing regulations, and related SEC, state regulatory organizations and FINRA rules. Each Party shall comply with all other anti-money laundering Law outside of the U.S. applicable to such Party or such Party’s activities under this Agreement. Upon TMI’s request, Issuer Party shall provide customary certifications as to Issuer Party’s CIP, anti-money laundering program and OFAC Sanctions Compliance Program on which TMI is entitled to rely.

30.	Privacy.

(a)	Each Party agrees any non-public personal information (as defined in Regulation S-P of the SEC) disclosed to it in connection with this Agreement is being disclosed for the specific purpose of permitting such Party to perform such Party’s obligations and the services set forth in this Agreement. Each Party agrees that, with respect to such information, it will comply with Regulation S-P of the SEC, the Gramm-Leach-Bliley Act (15 U.S.C § 6081 et seq.) and all other applicable U.S. privacy Law and it will not disclose any non-public personal information received in connection with this Agreement to any other party (except to the other Party), except to the extent required to carry out this Agreement or as otherwise permitted or required by Law. Each Party shall comply with all other privacy Law outside of the U.S. applicable to such Party or such Party’s activities in connection with this Agreement.

(b)	Each Party shall: (a) as applicable to such Party, comply with all applicable requirements of the CCPA (as defined below), when collecting, using, retaining or disclosing personal information; (b) limit personal information collection, use, retention and disclosure to activities reasonably necessary and proportionate to the performance of this Agreement or other compatible operational purpose; (c) only collect, use, retain or disclose personal information collected in connection with this Agreement; (d) not collect, use, retain, disclose, sell or otherwise make personal information available for such Party’s own commercial purposes or in a way that does not comply with the CCPA, as applicable to such Party; (e) promptly comply with the other Party’s request or instruction requiring such Party to provide, amend, transfer or delete the personal information, or to stop, mitigate, or remedy any unauthorized processing; (f) reasonably cooperate and assist the other Party in meeting any compliance obligations and responding to related inquiries, including responding to verifiable consumer requests, taking into account the nature of such Party’s processing and the information available to such Party; and (g) notify the other Party immediately if it receives any complaint, notice or communication that directly or indirectly relates to either Party’s compliance. For purposes of this Agreement, “CCPA” means the California Consumer Privacy Act of 2018, as amended (Cal. Civ. Code §§ 1798.100 to 1798.199), and any related regulations or guidance provided by the California Attorney General.

31. Citations. Any reference to Law are current citations. Any changes in the citations (whether or not there are any changes in the text of such Law) shall be automatically incorporated into this Agreement.

[Signatures appear on following page(s).]

In witness whereof, the Parties have duly executed this Agreement effective as of the Effective Date.

Effective Date:	4/3/2023

Offering Name:	CWS Investments, Inc.

Minimum Offering:	$0

Total Offering:	$75,000,000

Offering Exemptions:	Rule 506(c) of Reg D.

Offering Name:	CWS Investments, Inc.

Minimum Offering:	$0

Total Offering:	$75,000,000

Offering Exemptions:	Regulation A

Issuer:		TMI:

Entity Name:	CWS Investments, Inc.	Entity Name:	TMI Trust Company, as Escrow Agent

By:	/s/ Christopher Seveney	By:	/s/ Debra Schachel
Christopher Seveney, CEO

Date:	3/31/2023	Date:	4/3/2023
Email:	chris@7einvestments.com	Email:	dschachel@tmico.com
Address:	5004 Columbia Road Annandale, VA 22003	Address:	5901 Peachtree Dunwoody Rd, Atlanta, GA 303

Manager:

Entity Name:	Managing Broker Dealer: MIT Associates, LLC

By:	/s/ David Ford
Name
Date:	4/3/2023
Email:	dwford@mit-bd.com
Address:	PO Box 774,
Tiburon, CA 94920

EXHIBIT A

CONTINGENT OFFERING

If the Offering is a contingent offering as this term is referenced under Rule 15c2-4 of the Exchange Act (“Rule”), the distribution is being made with the express understanding that Escrow Funds are not to be released to Issuer until some further event or contingency occurs, as described in this Exhibit A, in accordance with the Rule.

Investor funds will be promptly deposited in a separate bank escrow account, with TMI serving as agent for the persons who have the beneficial interests therein, until the appropriate event or contingency has occurred.

Upon certification that all contingencies have been met, the Escrow Funds will be promptly distributed to Issuer. If the contingencies fail to be satisfied as required by the Offering, the Escrow Funds will be returned to the persons or entities entitled thereto.

The following contingencies apply to the Offering (please check all that apply):

☐ None.

☒ Issuer KYC, AML, and Bad Actor Check screening are complete for Issuer and all Control Persons of Issuer.

☐ Certain listed events will have occurred prior to closing (please specify):

_________________________________________________________________________________________

_________________________________________________________________________________________

_______________________________________________________________________________

☐ Other contingencies (please describe):

_________________________________________________________________________________________

_________________________________________________________________________________________

_______________________________________________________________________________

EXHIBIT B

FEES AND EXPENSES

Annual Escrow Agent Fee: $2,500

(Annual fee payable at closing and each subsequent year on the anniversary of the closing date)

The Escrow Agent Fee covers the acceptance by TMI Trust Company to perform in the role of Escrow Agent as defined by the governing documents, the review and consideration of the transaction documents and any other deal documents, the completion of required Know Your Customer data collection and processes, and the establishment of the necessary accounts and procedures that may be required, receipt and safekeeping of the escrow funds, disbursement of funds, monthly reporting, tax reporting and filing, etc.

Transaction Fees: None

Legal Counsel Fee None

The agreement(s) utilized for this transaction will be reviewed internally.